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                                                                      EXHIBIT 23


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



The Board of Directors
Applied Innovation Inc.:


We consent to incorporation by reference in the registration statements (No. 33-62646, 33-94582 and 333-4432) on Form S-8 of Applied Innovation Inc. of our reports dated February 2, 2001, relating to the consolidated balance sheets of Applied Innovation Inc. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows and the related financial statement schedule for each of the years in the three-year period ended December 31, 2000, which reports appear in the December 31, 2000 annual report on Form 10-K of Applied Innovation Inc.


/s/ KPMG LLP

Columbus, Ohio
March 27, 2001




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